WISDOMTREE RULES-BASED METHODOLOGY

WisdomTree Hedged and Unhedged Equity Indexes:

International Equity Index, International High Dividend Index, International SmallCap Dividend Index, International Quality Dividend Growth index, Europe Equity Index, Europe SmallCap Equity Index, Germany Equity Index, Japan Dividend Index, Japan Quality Dividend Growth Index, Japan SmallCap Equity Index, Global ex-U.S. Real Estate Index, Global High Dividend Index

Last Updated September 2018

WISDOMTREE RULES-BASED METHODOLOGY

Methodology Guide for Hedged and Unhedged Equity Indexes

1.	Index Overview and Description

WisdomTree International Equity Index, WisdomTree International High Dividend Index, WisdomTree International SmallCap Dividend Index, WisdomTree International Quality Dividend Growth Index, WisdomTree Europe Equity Index, WisdomTree Europe SmallCap Equity Index, WisdomTree Germany Equity Index, WisdomTree Japan Dividend Index, WisdomTree Japan SmallCap Equity Index, WisdomTree Japan Quality Dividend Growth Index, WisdomTree Global ex-U.S. Real Estate Index, WisdomTree Global Quality Dividend Growth Index, WisdomTree Global SmallCap Dividend Index and WisdomTree Global High Dividend Index [referred to as “the Indexes”] are modified capitalization weighted indexes developed by WisdomTree Investments (WTI) to define the respective dividend-paying segments.

The selection and weighting methodology for the WisdomTree Hedged Equity Indexes is identical to the selection and weighting methodology used for the WisdomTree Unhedged Equity Indexes.

For U.S. investors, international equity investments include two components of return. The first is the return attributable to stock prices in the non-U.S. market or markets in which an investment is made. The second is the return attributable to the value of non-U.S. currencies in these markets relative to U.S. dollar. The following Hedged Equity Indexes are designed to remove from index performance the impact of their respective currencies relative to U.S. dollar.

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The WisdomTree International Hedged Equity Index measures the stock performance of investable companies that pay regular cash dividends on shares of common stock and that are incorporated in Japan, the 15 European countries, Australia, Israel, New Zealand, Hong Kong or Singapore and is designed to remove from index performance the impact of changes to the value of foreign currencies relative to U.S. dollar.

•

The WisdomTree International Hedged High Dividend Index comprises high dividend yielding stocks from the WisdomTree International Equity Index and is designed to remove from index performance the impact of changes to the value of foreign currencies relative to U.S. dollar.

•

The WisdomTree International Hedged SmallCap Dividend Index is comprised of the dividend-paying companies from the small-capitalization segment of the WisdomTree International Equity Index and is designed to remove from index performance the impact of changes to the value of foreign currencies relative to U.S. dollar.

•	The WisdomTree International Hedged Quality Dividend Growth Index is designed to remove from index performance the impact of changes to the value of foreign currencies relative to U.S. dollar.

•	The WisdomTree Europe Hedged Equity Index is designed to remove from index performance the impact of changes to the value of Euro relative to U.S. dollar.

•	The WisdomTree Europe Hedged SmallCap Equity Index is designed to remove from index performance the impact of changes to the value of Euro relative to U.S. dollar.

•	The WisdomTree Germany Hedged Equity Index is designed to remove from index performance the impact of changes to the value of Euro relative to U.S. dollar.

•	The WisdomTree Japan Hedged Equity Index is designed to remove from index performance the impact of changes to the value of Japanese Yen relative to U.S. dollar.

•	The WisdomTree Japan Hedged Quality Dividend Growth Index is designed to remove from index performance the impact of changes to the value of Japanese Yen relative to U.S. dollar.

•	The WisdomTree Japan Hedged SmallCap Equity Index is designed to remove from index performance the impact of changes to the value of Japanese Yen relative to U.S. dollar.

•

The WisdomTree Global ex-U.S. Hedged Real Estate Index comprises dividend-paying companies included in the WisdomTree Global ex-U.S. Dividend Index that are classified by WTI as being a part of the Global Real Estate sector and is designed to remove from index performance the impact of changes to the value of foreign currencies relative to U.S. dollar.

•

The Global Hedged High Dividend Index comprises high dividend yielding stocks from the WisdomTree Global Dividend Index and is designed to remove from index performance the impact of changes to the value of foreign currencies relative to the U.S. dollar. In addition to being a member of this Index, companies must also have a market capitalization of at least $2 billion as of the Screening Date (defined below) to be eligible for the Index. The resulting universe of companies after the market cap screen is applied is ranked by dividend yield and the top 30% of companies from each region, i.e. the U.S., developed and emerging markets, ranked by highest dividend yield, are selected as additions to the Index. To be deleted from the index, companies must rank outside of the top 35% by dividend yield.

•

The WisdomTree Global Hedged Quality Dividend Growth Index comprises the 300 securities with the best combined rank of growth and quality factors from each region, i.e. the U.S., developed and emerging markets, and is designed to remove from index performance the impact of changes to the value of foreign currencies relative to U.S. dollar.

•

The WisdomTree Global Hedged SmallCap Dividend Index comprises the 1000 largest small capitalization companies that rank within the bottom 5% of the WisdomTree Global Dividend Index by market capitalization and is designed to remove from index performance the impact of changes to the value of foreign currencies relative to U.S. dollar.

In this sense, the Indexes “hedge” against fluctuations in the relative value of non-U.S. currencies against the U.S. dollar. The Indexes are designed to have higher returns than their equivalent non-currency hedged indexes when the U.S. Dollar is going up in value relative to foreign currencies. Conversely, the Indexes are designed to have lower returns than their equivalent non-hedged indexes when the U.S. dollar is falling in value relative to foreign currencies (e.g., Euro is rising relative to U.S. dollar). Calculation of the Indexes is discussed in section 2.3.

The Indexes are calculated to capture price appreciation and total return, which assumes dividends are reinvested into the Indexes. The Indexes are calculated using primary market prices and are calculated in U.S. dollars.

2.	Key Features

2.1.	Membership Criteria

To be eligible for inclusion in the Indexes, component companies must be under coverage by the market management team of the third party independent index calculation agent and must meet the minimum liquidity requirements established by WisdomTree Investments, including the requirement that shares of such component securities must have traded at least 250,000 shares per month for each of the six months preceding the “Screening Date”. Screening date for the International Equity Indexes occurs after the close of trading on the last trading day in May; for Global Dividend Indexes after the close of trading on the last trading day in September.

WisdomTree International Equity Index

In the case of WisdomTree International Equity Index, component companies must list their shares on one of the major stock exchanges in Europe (i.e., Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, or the United Kingdom), the Tokyo Stock Exchange, on the major stock exchanges in Australia, New Zealand, Hong Kong, Singapore or Israel. Companies must be incorporated in Europe, Japan, Australia, New Zealand, Hong Kong, Israel, or Singapore and have paid at least $5 million in gross cash dividends on shares of their common stock in the annual cycle prior to the annual reconstitution. Companies must have a market capitalization of at least $100 million on the International Screening Date and shares of such companies must have had an average daily dollar volume of at least $100,000 for three months preceding the International Screening Date. Common stocks, Real Estate Investment Trusts (REITs), tracking stocks, and holding companies are eligible for inclusion. Companies that are not incorporated in Europe, Japan, Australia, New Zealand, Hong Kong, Israel or Singapore are excluded. ADRs, GDRs and EDRs1, limited partnerships, royalty trusts, passive foreign investment companies, preferred stocks, closed-end funds, exchange-traded funds, and derivative securities such as warrants and rights are not eligible. The selection and weighting methodology for the WisdomTree International Hedged Equity Index is identical to the selection and weighting methodology used for the WisdomTree International Equity Index.

WisdomTree International High Dividend Index

The WisdomTree International High Dividend Index comprises high dividend yielding stocks from the WisdomTree International Equity Index. In addition to being a member of this Index, companies must also have market capitalizations of at least $200 million at the International Screening Date and average daily dollar volumes of at least $200,000 for the three months prior to the International Screening Date, ranked by dividend yield. Companies ranking in the top 30% by highest dividend yield are selected for new additions to the index. To be deleted from the index, companies must rank outside of the top 35% by dividend yield. The selection and weighting methodology for the WisdomTree International Hedged High Dividend Index is identical to the selection and weighting methodology used for the WisdomTree International High Dividend Index.

WisdomTree International SmallCap Dividend Index

WisdomTree International SmallCap Dividend Index is created based on a defined percentage of the remaining market capitalization of the International Equity Index, once the 300 largest companies by market capitalization have been removed. The companies that comprise the bottom 25% of the remaining market capitalization are selected for inclusion in the International SmallCap Dividend Index. The selection

[1]	Exceptions apply. A depository receipt may be included in cases where the depository receipt is trading on the local exchange and the trading volume is higher than in the ordinary local listings.

and weighting methodology for the WisdomTree International Hedged SmallCap Dividend Index is identical to the selection and weighting methodology used for the WisdomTree International SmallCap Dividend Index.

WisdomTree International Quality Dividend Growth Index

WisdomTree International Quality Dividend Growth Index is derived from the WisdomTree International Equity Index. Component companies must list their shares on one of the major stock exchanges in Europe (i.e., Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, or the United Kingdom), the Tokyo Stock Exchange, on the major stock exchanges in Australia, New Zealand, Hong Kong, Singapore or Israel. Companies must be incorporated in Europe, Japan, Australia, New Zealand, Hong Kong, Israel, or Singapore and have paid at least $5 million in gross cash dividends on shares of their common stock in the annual cycle prior to the annual reconstitution. Companies must have a market capitalization of at least $1 billion on the International Screening Date, an earnings yield greater than the dividend yield and shares of such companies must have had an average daily dollar volume of at least $100,000 for three months preceding the International Screening Date. Eligible companies are ranked using a weighted combination of three factors: 50% weighted to the rank of long-term estimated earnings growth, 25% weighted to the rank of the historical three-year average return on equity, and 25% weighted to the rank of the historical three-year average return on assets.

Top 300 companies by this combined ranking will be selected for inclusion. Companies that lack long-term earnings growth estimates will be eligible for the Index but their composite rank for ultimate selection in the index will be the average ranks of their Return on Equity (ROE) and Return on Assets (ROA) for the purposes of stock ranking criteria. Common stocks, REITs, tracking stocks, and holding companies are eligible for inclusion. Companies that are not incorporated in Europe, Japan, Australia, New Zealand, Hong Kong, Israel or Singapore are excluded. ADRs, GDRs and EDRs, limited partnerships, royalty trusts, passive foreign investment companies, preferred stocks, closed-end funds, exchange-traded funds, and derivative securities such as warrants and rights are not eligible. The selection and weighting methodology for the WisdomTree International Hedged Quality Dividend Growth Index is identical to the selection and weighting methodology used for the WisdomTree International Quality Dividend Growth Index.

WisdomTree Europe Equity Index

WisdomTree Europe Equity Index component companies must list their shares on one of the major stock exchanges in Europe (i.e., Austria,

Belgium, Finland, France, Germany, Ireland, Italy, Netherlands, Portugal or Spain). Companies must be domiciled in Europe and trade in Euros, derive at least 50% of their revenue from countries outside of Europe2 and have paid at least $5 million in gross cash dividends on shares of their common stock in the annual cycle prior to the annual reconstitution. Companies must have a market capitalization of at least $1 billion on the International Screening Date and shares of such companies must have had an average daily dollar volume of at least $100,000 for three months preceding the International Screening Date. To be deleted from the Index, companies must derive less than 47% of their revenue from countries outside of Europe. Common stocks, REITs, tracking stocks, and holding companies are eligible for inclusion. Companies that are not incorporated in Europe are excluded. American Depository Receipts (ADRs), Global Depository Receipts (GDRs) and European Depository Receipts (EDRs), limited partnerships, royalty trusts, passive foreign investment companies, preferred stocks, closed-end funds, exchange-traded funds, and derivative securities such as warrants and rights are not eligible. 3 The selection and weighting methodology for the WisdomTree Europe Hedged Equity Index is identical to the selection and weighting methodology used for the WisdomTree Europe Equity Index.

WisdomTree Europe SmallCap Equity Index

WisdomTree Europe SmallCap Equity Index component companies must list their shares on one of the major stock exchanges in Europe (i.e., Austria, Belgium, Finland, France, Germany, Ireland, Italy, Netherlands, Portugal or Spain). Companies must be domiciled in Europe, trade in Euros and have paid at least $5 million in gross cash dividends on shares of their common stock in the annual cycle prior to the annual reconstitution. Companies must have a market capitalization of at least $100 million on the International Screening Date and shares of such companies must have had an average daily dollar volume of at least $100,000 for three months preceding the International Screening Date. Common stocks, REITs, tracking stocks, and holding companies are eligible for inclusion. Companies that are not incorporated in Europe are excluded. ADRs, GDRs and EDRs, limited partnerships, royalty trusts, passive foreign investment companies, preferred stocks, closed-end funds, exchange-traded funds, and derivative securities such as warrants and rights are not eligible. New additions to the index are those companies that rank in the bottom 10% of total market capitalization of the European companies traded in Euros within the WisdomTree International Equity Index as of the International Screening Date. To be deleted from the

[2]	With Europe defined in broad fashion as developed and emerging markets Europe.
[3]

Beginning with the December 2006 reconstitution, Mortgage REITs were no longer eligible for inclusion in the WisdomTree Domestic and International Dividend Indexes. For the WisdomTree International Dividend Indexes, this rule change took effect at the June 2007 reconstitution.

index, companies must rank outside of the bottom 13% of total market capitalization of the European companies traded in Euros within the WisdomTree International Equity Index as of the International Screening Date. The selection and weighting methodology for the WisdomTree Europe Hedged SmallCap Equity Index is identical to the selection and weighting methodology used for the WisdomTree Europe SmallCap Equity Index.

WisdomTree Germany Equity Index

WisdomTree Germany Equity Index component companies must list their shares in Germany, be incorporated in Germany and trade in Euros. Companies must have less than 80% of their revenue from Germany and have paid at least $5 million in gross cash dividends on shares of their common stock in the annual cycle prior to the annual reconstitution. Companies must have a market capitalization of at least $1 billion on the International Screening Date and shares of such companies must have had an average daily dollar volume of at least $100,000 for three months preceding the International Screening Date. To be deleted from the Index, companies must derive more than 82% of their revenue from Germany. Common stocks, REITs, tracking stocks, and holding companies are eligible for inclusion. Companies that are not incorporated in Germany are excluded. ADRs, GDRs and EDRs, limited partnerships, royalty trusts, passive foreign investment companies, preferred stocks, closed-end funds, exchange-traded funds, and derivative securities such as warrants and rights are not eligible. The selection and weighting methodology for the WisdomTree Germany Hedged Equity Index is identical to the selection and weighting methodology used for the WisdomTree Germany Equity Index.

Euro Contingency Planning: If any of the following scenarios were to occur, the following membership criteria would change:

1)

If any of the countries in the Index were to no longer designate the Euro as their official currency, the country would remain in the Index and the Index would hedge such country’s local currency as soon as practicable after forward rates in such country’s local currency are available.

2)

If Germany, France and then Netherlands were to all adopt their own currencies in lieu of the Euro, the requirement that stocks must be traded in Euros would be dropped and an intra-year Index reconstitution would be scheduled to re-balance the Index at the end of the month.

3)

If the Euro were to no longer be traded as a currency, the requirement that stocks must be traded in Euros would be dropped and an intra-year Index re-constitution would be scheduled to re-balance the Index at the end of the month.

WisdomTree Japan Dividend Index

In the case of WisdomTree Japan Dividend Index, component companies must list their shares on the Tokyo Stock Exchange. Companies must be incorporated in Japan and have paid at least $5 million in gross cash dividends on shares of their common stock in the annual cycle prior to the annual reconstitution and have less than 80% of revenue from Japan. Companies need to have a market capitalization of at least $100 million on the International Screening Date and shares of such companies need to have had an average daily dollar volume of at least $100,000 for three months preceding the International Screening Date. To be deleted from the Index, companies must derive more than 82% of their revenue from Japan. Common stocks, REITs, tracking stocks, and holding companies are eligible for inclusion. ADRs, GDRs and EDRs, limited partnerships, royalty trusts, passive foreign investment companies, preferred stocks, closed-end funds, exchange-traded funds, and derivative securities such as warrants and rights are not eligible. The selection and weighting methodology for the WisdomTree Japan Hedged Equity Index is identical to the selection and weighting methodology used for the WisdomTree Japan Dividend Index.

WisdomTree Japan Quality Dividend Growth Index

In the case of the WisdomTree Japan Quality Dividend Growth Index, component companies must list their shares on the Tokyo Stock Exchange. Companies must be incorporated in Japan and have paid at least $5 million in gross cash dividends on shares of their common stock in the annual cycle prior to the annual reconstitution. Companies need to have a market capitalization of at least $1 billion on the International Screening Date, an earnings yield greater than the dividend yield and shares of such companies need to have had an average daily dollar volume of at least $200,000 for each of the three months preceding the International Screening Date. Eligible companies in the WisdomTree Japan Quality Dividend Growth Index are ranked using a weighted combination of three factors: 50% weighted to the rank of long-term estimated earnings growth, 25% weighted to the rank of the historical three-year average return on equity, and 25% weighted to the rank of the historical three-year average return on assets. Top 300 companies by this combined ranking will be selected for inclusion. Companies that lack long-term earnings growth estimates will be eligible for the Index but their composite rank for ultimate selection in the index will be the average ranks of their Return on Equity (ROE) and Return on Assets (ROA) for the purposes of stock ranking criteria. Common stocks, REITs, tracking stocks, and holding companies are eligible for inclusion. ADRs, GDRs and EDRs, limited partnerships, royalty trusts, passive foreign investment companies, preferred stocks, closed-end funds, exchange-traded funds, and derivative securities such as warrants and rights are not eligible. The selection and weighting methodology for the WisdomTree Japan Hedged Quality Dividend Growth Index is identical to the selection and weighting methodology used for the WisdomTree Japan Quality Dividend Growth Index.

WisdomTree Japan SmallCap Equity Index

In the case of WisdomTree Japan SmallCap Equity Index, component companies must list their shares on the Tokyo Stock Exchange. Companies must be incorporated in Japan and have paid at least $5 million in gross cash dividends on shares of their common stock in the annual cycle prior to the annual reconstitution. Companies need to have a market capitalization of at least $100 million on the International Screening Date and shares of such companies need to have had an average daily dollar volume of at least $100,000 for three months preceding the International Screening Date. Companies must fall outside of the three hundred largest securities by market capitalization from this primary starting screening universe. Common stocks, REITs, tracking stocks, and holding companies are eligible for inclusion. ADRs, GDRs and EDRs, limited partnerships, royalty trusts, passive foreign investment companies, preferred stocks, closed-end funds, exchange-traded funds, and derivative securities such as warrants and rights are not eligible. The selection and weighting methodology for the WisdomTree Japan Hedged SmallCap Equity Index is identical to the selection and weighting methodology used for the WisdomTree Japan SmallCap Equity Index.

WisdomTree Global Dividend Index

To be included in the WisdomTree Global Dividend Index, companies must be included in one of the following WisdomTree Indexes:

1) The WisdomTree U.S. Dividend Index: (United States)

2) The WisdomTree Global ex-U.S. Dividend Index: (Developed World outside the U.S.)

The selection methodologies for these indexes are listed below.

a.	WisdomTree U.S. Dividend Index:

To be eligible for inclusion in the Domestic Dividend Indexes, a company must list its shares on a U.S. stock exchange, be incorporated and headquartered in the United States and pay regular cash dividends on shares of its common stock. Companies need to have a market capitalization of at least $100 million by the “Screening Date” (after the close of trading on the last trading day in November) and shares of such companies need to have had an average daily dollar volume of at least $100,000 for three months preceding the Screening Date. Common stocks, REITs, tracking stocks, and holding companies are eligible for inclusion. ADRs, GDRs and EDRs are excluded, as are limited partnerships, limited liability companies, royalty trusts, Business Development Companies (BDCs) and companies that are not incorporated and headquartered in the United States (“United States” is defined herein as the 50 U.S. states plus the Commonwealth of Puerto Rico). Preferred stocks, closed-end funds, exchange-traded funds, and derivative securities such as warrants and rights are not eligible.

b.	WisdomTree Global ex-U.S. Dividend Index:

In the developed world, component companies must be under coverage by the market management team of the third party independent index calculation agent and must list their shares on one of the major stock exchanges in Europe (i.e., Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, or the United Kingdom), the Tokyo Stock Exchange, or on the major stock exchanges in Australia, Israel, New Zealand, Hong Kong, Singapore or Canada. Companies must be incorporated in Europe, Israel, Japan, Australia, New Zealand, Hong Kong, Singapore or Canada and have paid at least $5 million in gross cash dividends on shares of their common stock in the annual cycle prior to the annual reconstitution. Companies must have a market capitalization of at least $100 million on the Global Screening Date and shares of such companies must have had an average daily dollar volume of at least $100,000 for three months preceding the Global Screening Date. Common stocks, REITs, tracking stocks, and holding companies are eligible for inclusion. Companies that are not incorporated in Europe, Israel, Japan, Australia, New Zealand, Hong Kong, Singapore and Canada are excluded. ADRs, GDRs and EDRs, limited partnerships, royalty trusts, passive foreign investment companies, preferred stocks, closed-end funds, exchange-traded funds, and derivative securities such as warrants and rights are not eligible. Shares of such component securities need to have traded at least 250,000 shares per month for each of the six months preceding the Global Screening Date.

In the developing world, component companies must have their shares listed on a stock exchange in one of the following countries: Brazil, Chile, China, Czech Republic, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, or Turkey. Securities must be incorporated in one of these Emerging Market Countries and have positive earnings over the past year. In the case of China, companies that are incorporated or domiciled in China and that trade on the Hong Kong Stock Exchange are eligible for inclusion. In India, only securities whose foreign ownership restriction limits have yet to be breached are eligible for inclusion in the index. Companies must have paid at least $5 million in gross cash dividends on shares of their common stock in the annual cycle prior to the annual reconstitution in October. Securities need to have a market capitalization of at least $200 million on the Global Screening Date and securities need to have had an average daily dollar volume of at least $200,000 for each of the six months preceding the Global Screening Date. Shares of such component securities need to have traded at least 250,000 shares per month for each of the six months preceding the Global Screening Date. Local exchange shares are included in the index for all countries with the exception of Russia, which include only American Depository Receipts (ADRs) or Global Depositary Receipts (GDRs). Common stocks, REITs, tracking stocks, and holding companies are eligible for inclusion. ADRs or GDRs are eligible in Russia but no other country. Security types that are excluded from the index are: Limited partnerships, royalty trusts, passive foreign investment companies, preferred stocks, closed-end funds, exchange-traded funds, and derivative securities such as warrants and rights.

WisdomTree Global ex-U.S. Real Estate Index

The WisdomTree Global ex-U.S. Real Estate Index is derived from the WisdomTree Global ex-U.S. Dividend Index and measures the performance of dividend-paying companies from the developed and emerging markets outside of the United States that are classified by WisdomTree Investments as being part of the “Global Real Estate” sector. The Index is comprised of companies with market capitalization greater than $1 billion and is weighted based on regular cash dividends paid. The Index includes the following types of companies: real estate operating companies, real estate development companies and diversified REITs. The Index also includes companies that may be classified as Passive Foreign Investment Companies (PFICs). The selection and weighting methodology for the WisdomTree Global ex-U.S. Hedged Real Estate Index is identical to the selection and weighting methodology used for the WisdomTree Global ex-U.S. Real Estate Index.

WisdomTree Global High Dividend Index

The WisdomTree Global High Dividend Index comprises high dividend yielding stocks from the WisdomTree Global Dividend Index. In addition to being a member of this Index, companies must also have a market capitalization of at least $2 billion as of the Global Screening Date to be eligible for the Index. The resulting universe of companies after the market cap screen is applied is ranked by dividend yield and the top 30% of companies from each region, i.e. the U.S., developed and emerging markets, ranked by highest dividend yield, are selected as additions to the Index. To be deleted from the index, companies must rank outside of the top 35% by dividend yield. The selection and weighting methodology for the WisdomTree Global Hedged High Dividend Index is identical to the selection and weighting methodology used for the WisdomTree Global High Dividend Index

WisdomTree Global Quality Dividend Growth Index

The WisdomTree Global Quality Dividend Growth Index is derived from the WisdomTree Global Dividend Index. Companies must have a market capitalization of at least $2 billion as of the Global Screening Date and shares of such companies must have had an average daily dollar volume of at least $100,000 for three months preceding the Global Screening Date. Companies with an earnings yield greater than the dividend yield are eligible for inclusion. Eligible companies are ranked using a weighted combination of three factors: 50% weighted to the rank of long-term estimated earnings growth, 25% weighted to the rank of the historical three-year average return on equity and 25% weighted to the rank of the historical three-year average return on assets. Companies that lack long-term earnings growth estimates will be eligible for the Index but their composite rank for ultimate selection in the index will be the average ranks of their Return on Equity (ROE) and Return on Assets (ROA) for the purposes of stock ranking criteria. Top 300 companies with the best combined rank of growth and quality factors from each region, i.e. U.S., developed and emerging markets, are selected for inclusion. The selection and weighting methodology for the WisdomTree Global Hedged Quality Dividend Growth Index is identical to the selection and weighting methodology of the WisdomTree Global Quality Dividend Growth Index.

WisdomTree Global SmallCap Dividend Index

The WisdomTree Global SmallCap Dividend Index includes smallcap companies selected from the Global Dividend Index. The WisdomTree Global SmallCap Dividend Index comprises the small capitalization companies that rank within the bottom 5% of the WisdomTree Global Dividend Index by market capitalization. Companies must have a market capitalization of at least $200 million as of the Global Screening Date and shares of such companies must have had an average daily dollar volume of at least $100,000 for three months preceding the Global Screening Date. The selection and weighting methodology for the WisdomTree Global Hedged SmallCap Dividend Index is identical to the selection and weighting methodology used for the WisdomTree Global SmallCap Dividend Index.

WisdomTree applies a Foreign Investment Screen to exclude companies that are not available to be purchased or transacted in by foreign investors

(or certain segments of foreign investors) or cannot continue to be reasonably purchased or transacted in by foreign investors (or certain segments of foreign investors), as determined by the third party independent calculation agent, and a data point referred to as “Degree of Open Freedom” (DOF) or by WisdomTree based generally on the guiding principles set forth below. The first test of a stock’s investability is determining whether the market is open to foreign institutions. The third party independent calculation agent determines the extent to which and the mechanisms foreign institutions can use to buy and sell shares on local exchanges and repatriate capital, capital gains, and dividend income without undue constraint. Once determined that a market is open to foreign investors, the calculation agent then investigates each security that may be a candidate for inclusion. Each class of share is reviewed to determine whether there are any corporate bylaw, corporate charter, or industry limitations on foreign ownership of the stock. The DOF is the variable that ranges from zero to one and indicates the amount of the security foreigners may legally own (0.00 indicates that none of the stock is legally available, 1.00 indicates that 100% of the shares are available). Any company with a DOF of 0 will not be eligible for the WisdomTree Indexes.

For purposes of both selection and weighting the following definitions would apply:

Gross Cash Dividends are based on dividends paid over latest annual cycle as determined by the ex-date of the dividends. In the case of Australia, gross dividends do not reflect the franking credit for Australian investors. The currency rate used to translate the dividends to U.S. dollars is the exchange rate on the screening date. Shares outstanding for the total dividend calculation are based on the shares outstanding at the time of each dividend payment.

Liquidity and market cap screens are based on the shares outstanding of the security in question for each company.

The specified revenue filter is derived from all readily available sources at the time of screening, including recent publicly available annual company reports. In the event that revenue data is determined to be unavailable or incomplete, WisdomTree reserves the right to exclude them from the index.

2.2	Base Date and Base Value

Index	Base Date	Base Value
WisdomTree Japan Dividend Index	5/31/2006	300
WisdomTree Japan Hedged Equity Index	1/29/2010	100
WisdomTree Japan SmallCap Equity Index	4/30/2013	200
WisdomTree Japan Hedged SmallCap Equity Index	4/30/2013	200
WisdomTree Japan Quality Dividend Growth Index	2/28/2014	200
WisdomTree Japan Hedged Quality Dividend Growth Index	2/28/2014	200
WisdomTree Europe Equity Index	6/29/2012	200
WisdomTree Europe Hedged Equity Index	6/29/2012	200
WisdomTree Europe SmallCap Equity Index	1/30/2015	200
WisdomTree Europe Hedged SmallCap Equity Index	1/30/2015	200
WisdomTree Germany Equity Index	4/30/2013	200
WisdomTree Germany Hedged Equity Index	4/30/2013	200
WisdomTree International Quality Dividend Growth Index	11/29/2013	200
WisdomTree International Hedged Quality Dividend Growth Index	11/29/2013	200
WisdomTree International Hedged Equity Index [4]	6/30/2008	200
WisdomTree International Hedged SmallCap Dividend Index[4]	6/30/2008	200
WisdomTree International High Dividend Index	5/31/2006	200
WisdomTree International Hedged High Dividend Index	8/31/2015	200
WisdomTree Global SmallCap Dividend Index	7/28/2015	200
WisdomTree Global Hedged SmallCap Dividend Index	7/28/2015	200
WisdomTree Global Quality Dividend Growth Index	7/28/2015	200
WisdomTree Global Hedged Quality Dividend Growth Index	7/28/2015	200
WisdomTree Global ex-U.S. Real Estate Index	6/3/2011	200
WisdomTree Global ex-U.S. Hedged Real Estate Index	8/31/2015	200
WisdomTree Global High Dividend Index	11/30/2007	200
WisdomTree Global Hedged High Dividend Index	8/31/2015	200

2.3	Calculation and Dissemination

The following formula is used to calculate the index levels for the Indexes, unhedged for foreign currency:

[4]

The WisdomTree International Equity Index and the WisdomTree International SmallCap Dividend Index, which the equity constituents are based on, started calculating live on June 1, 2006, while the currency hedged history was backfilled before the live date to reflect the currency hedge component of the Indexes.

Si = Number of shares in the index for security i.

Pi = Price of security i

Ei = Cross rate of currency of Security i vs. USD. If security price in USD, Ei = 1

D = Divisor

WisdomTree calculates Currency Hedged International indexes. The hedged indexes are designed to approximate the investable return available to U.S. based investors that seek to neutralize currency fluctuations as a source of the international index return. The total returns for the Indexes are calculated once a day on a daily basis to remove the impact of currency and uses a WM/Reuters 1-month forward rate to do so.

WisdomTree Currency-Hedged Indices will be calculated using forward amounts and foreign currency weights determined one business day prior to the month end—in accordance with the standard currency hedged calculations of WisdomTree’s independent index calculation agent. The precise calculation for the daily hedged currency index equals:

Where Forward Rate = WM/Reuters 1-month forward rate in foreign currency per U.S. dollar

Spot Rate = Spot Rate in foreign currency per U.S. dollar.

For each month m, there are d= 1, 2, 3, .. D calendar days so md is day d for month m and m0 is one business day prior to the month end of month m-1.

D=Total # days In Month

md= d day of Month m

WT_Hedged0 – previous month-end

WT_Unhedged0 – previous month-end

The Indexes are calculated every weekday. If trading is suspended while the exchange the component company trades on is still open, the last traded price for that stock is used for all subsequent Index computations until trading resumes. If trading is suspended before the opening, the stock’s adjusted closing price from the previous day is used to calculate the Index. Until a particular stock opens, its adjusted closing price from the previous day is used in the Index computation. Index values are calculated on both a price and total-return basis, in U.S. dollars. The price Indexes are calculated and disseminated on an intra-day basis except for International Hedged High Dividend Index, Japan Hedged Equity Index, Japan Hedged Quality Dividend Growth Index, Global Hedged High Dividend Index and Taiwan Hedged Equity Index, which are calculated on an end-of-day basis. The total return Indexes are calculated and disseminated on an end-of-day basis. Price index values are calculated and disseminated every 15 seconds to the Chicago Mercantile Exchange (CME) so that such Index Values can print to the Consolidated Tape.

2.4	Weighting

The WisdomTree International Equity Indexes and the WisdomTree Global Dividend Indexes are modified capitalization-weighted indexes that employ a transparent weighting formula to magnify the effect that dividends play in the total return of the Indexes. The initial weight of a component in the Index at the annual reconstitution is derived by multiplying the U.S. dollar value of the company’s annual gross dividend per share by the number of common shares outstanding for that company, “The Cash Dividend Factor.” 5 The Cash Dividend Factor is calculated for every component in the Index and then summed. For Emerging Markets securities, the “Cash Dividend Factor” includes multiplying the same two factors above by a third factor developed by Standard & Poor’s called the “Investability Weighting Factor” (IWF). The IWF is used to scale the dividends generated of each company by factors that impose restrictions on shares available to be purchased. Each component’s weight, at the Weighting Date, is equal to its Cash Dividend Factor divided by the sum of all Cash Dividend Factors for all the components in that Index. The dividend stream will be adjusted for constituents with dividend yields greater than 12% at the screening date. The dividend stream of these capped securities will be their market cap multiplied by 12%.

The Weighting Date is when component weights are set and for the International Equity Indexes it occurs immediately after the close of trading on the second Friday of June. New Component weights take effect before the opening of trading on the first Monday following the third Friday of June (the “Reconstitution Date”). The Weighting Date for the WisdomTree Global Dividend Indexes occurs immediately after the close of trading on the second Friday of October. New Component weights take effect before the opening of trading on the first Monday following the third Friday of October.

The following adjustment will be applied to all the Indexes:

[5]	Special Dividends are not included in the computation of Index weights.

Should any company achieve a weighting equal to or greater than 24.0% of the Index, its weighting will be reduced to 20.0% at the close of the current calendar quarter, and all other components in the Index will be rebalanced. Moreover, should the “collective weight” of Index component securities whose individual current weights equal or exceed 5.0% of the Index, when added together, equal or exceed 50.0% of the Index, the weightings in those component securities will be reduced so that their collective weight equals 40.0% of the Index at the close of the current calendar quarter, and other components in the Index will be rebalanced proportionally to reflect their relative weights before the adjustment. Further iterations of these adjustments may occur until no company or group of companies violates these rules.

The following capping rules are applied to the WisdomTree International Equity Index and the WisdomTree International SmallCap Dividend Index in this order:

•	Should any country achieve a weight equal to or greater than 25% of the indexes, the weight of companies will be proportionally reduced to 25% as of the annual Screening Date.

•	Should any sector achieve a weight equal to or greater than 25% of the Indexes, weight of companies will be proportionally reduced to 25% as of the annual Screening Date.

For the International High Dividend Index, the following capping rules apply in the following order:

•	The maximum weight of any individual security is capped at 5% prior to the introduction of sector caps and the weights of all other components will be adjusted proportionally.

•	Should any country achieve a weight equal to or greater than 25% of the Indexes, weight of companies will be proportionally reduced to 25% as of the annual Screening Date.

•	Should any sector achieve a weight equal to or greater than 25% of the Indexes, weight of companies will be proportionally reduced to 25% as of the annual Screening Date.

For the International Quality Dividend Growth Index, the following capping rules apply in the following order:

•	The maximum weight of any individual security is capped at 5% prior to the introduction of sector caps and the weights of all other components will be adjusted proportionally.

•	Should any country achieve a weight equal to or greater than 20% of the Indexes, weight of companies will be proportionally reduced to 20% as of the annual Screening Date.

•	Should any sector achieve a weight equal to or greater than 20% of the Indexes, weight of companies will be proportionally reduced to 20% as of the annual Screening Date.

For the Europe Equity Index, the following capping rules apply in the following order:

•	The maximum weight of any individual security is capped at 5% on the annual rebalance prior to the introduction of country and sector caps.

•	Should any country achieve a weight equal to or greater than 25% of the indexes, the weight of companies will be proportionally reduced to 25% as of the annual Screening Date.

•	Should any sector achieve a weight equal to or greater than 25% of the Indexes, weight of companies will be proportionally reduced to 25% as of the annual Screening Date.

For the Europe SmallCap Equity Index, the following capping rules apply in the following order:

•	The maximum weight of any individual security is capped at 2% on the annual rebalance prior to the introduction of country and sector caps.

•	Should any country achieve a weight equal to or greater than 25% of the indexes, the weight of companies will be proportionally reduced to 25% as of the annual Screening Date.

•	Should any sector achieve a weight equal to or greater than 25% of the Indexes, weight of companies will be proportionally reduced to 25% as of the annual Screening Date.

For the Germany Equity Index, the following capping rules apply:

•	Should any sector achieve a weight equal to or greater than 25% of the Indexes, weight of companies will be proportionally reduced to 25% as of the annual Screening Date.

For the Japan Dividend Index and the Japan Quality Dividend Growth Index, the following capping rules apply in the following order:

•	The maximum weight of any individual security is capped at 5% on the annual rebalance prior to the introduction of sector caps and the weights of all other components will be adjusted proportionally.

•	Should any sector achieve a weight equal to or greater than 25% of the Indexes, weight of companies will be proportionally reduced to 25% as of the annual Screening Date.

For the WisdomTree Japan SmallCap Equity Index, the following capping rules apply in the following order:

•	The maximum weight of any individual security is capped at 2% on the annual rebalance prior to the introduction of sector caps and the weights of all other components will be adjusted proportionally.

•	Should any sector achieve a weight equal to or greater than 25% of the Indexes, weight of companies will be proportionally reduced to 25% as of the annual Screening Date.

The following capping rules are applied to the WisdomTree Global ex-U.S. Real Estate Index:

•	Should any country achieve a weight equal to or greater than 25% of the indexes, the weight of companies will be proportionally reduced to 25% as of the annual Screening Date.

The following capping rules are applied to the WisdomTree Global High Dividend Index and the WisdomTree Global SmallCap Dividend Index in this order:

•	Individual company weights start out with the Cash Dividend Factor described in weighting section 2.4 above.

•

The regional weights will be adjusted by a Regional Factor such that the regional weights are equal to the float-adjusted market capitalization weight of the universe of dividend and non-dividend payers of the regional allocations of the U.S., developed and emerging markets that meet the general liquidity and market cap criteria for the base index.

•	Should any sector achieve a weight equal to or greater than 25% of the Indexes, weight of companies will be proportionally reduced to 25% as of the annual Screening Date.

The following capping rules are applied to the Global Quality Dividend Growth Index in this order:

•	Individual company weights start out with the Cash Dividend Factor described in weighting section 2.4 above.

•

The regional weights will be adjusted by a Regional Factor such that the regional weights are equal to the float-adjusted market capitalization weight of the universe of dividend and non-dividend payers of the regional allocations of the U.S., developed and emerging markets that meet the general screening criteria for the index.

•	Should any sector achieve a weight equal to or greater than 20% of the Indexes, weight of companies will be proportionally reduced to 20% as of the annual Screening Date.

The weights may fluctuate above the specified caps during the year, but will be reset at each annual rebalance date.

Note: all sector cappings are conducted based on the old GICS sector classifications, i.e. real estate and financials are aggregated into one sector.

The following liquidity adjustment factors will be applied to all the Indexes after top holding, country and sector caps have been applied:

A further volume screen requires that a calculated volume factor (the average daily dollar volume for three months preceding the Screening Date / weight of security in each index) shall be greater than $200 million to be eligible for each index. In the case of the Japan SmallCap Equity Index, the calculated volume factor shall be greater than $100 million. If a security’s volume factor falls below $200 million or $100 million for the Japan SmallCap Equity Index at the annual screening, but is currently in the Index, it will remain in the Index. The securities’ weight will be adjusted downwards by an adjustment factor equal to its volume factor divided by $400 million.

In the event a security has a calculated volume factor (average daily volume traded over the preceding three months / weight in the index) that is less than $400 million, its weight will be reduced such that weight after volume adjustment = weight before adjustment x calculated volume factor / $400 million. The implementation of the volume factor may cause an increase in the holding, sector and country weights above the specified caps.

2.5	Dividend Treatment

Normal dividend payments are not taken into account in the price Index, whereas they are reinvested and accounted for in the total return Index.6 However, special dividends that are not reinvested in the total return index require index divisor adjustments to prevent the distribution from distorting the price index.

2.6	Multiple Share Classes

In the event a component company issues multiple classes of shares of common stock, each class of share will be included in any broad-based Index, provided that dividends are paid on that share of stock. For the International High Dividend Indexes, in the event a component company issues multiple classes of shares of common stock, the share class of that company with the highest dividend yield would be selected for inclusion. For the Global High Dividend Index, in the event a component company issues multiple classes of shares of common stock, the share class of that company with the greater liquidity, based on the average daily trading volume as described in section 2.1, would be selected for inclusion. Conversion of a share class into another share class results in the deletion of the share class being phased out and an increase in shares of the surviving share class, provided that the surviving share class is in the Index. For Emerging Markets SmallCap Dividend Index, the market capitalization of Chinese domestic listed equities will be considered for companies with multiple shares.

3.	Index Maintenance

Index Maintenance includes monitoring and implementing the adjustments for company deletions, stock splits, stock dividends, spins-offs, or other corporate actions. Some corporate actions, such as stock splits, stock dividends, and rights offerings require changes in the index shares and the stock prices of the component companies in the Indexes. Some corporate

[6]	For the International total return indexes, where information is available about both gross and net dividends, the Indexes assume re-investment of net dividends.

actions, such as stock issuances, stock buybacks, warrant issuances, increases or decreases in dividend per share between reconstitutions, do not require changes in the index shares or the stock prices of the component companies in the Index. Other corporate actions, such as special dividends and entitlements, may require Index divisor adjustments. Any corporate action, whether it requires divisor adjustments or not, will be implemented after the close of trading on the day prior to the ex-date of such corporate actions. Whenever possible, changes to the Index’s components, such as deletions as a result of corporate actions, will be announced at least two business days prior to their implementation date.

3.1.	Component Changes

Additions

Additions to the Indexes are made at the annual reconstitution according to the inclusion criteria defined above. For the International Equity Indexes, changes are implemented before the opening of trading on the first Monday following the closing of trading on the third Friday in June. For the Global Dividend Indexes, changes are implemented before the opening of trading on the first Monday following the closing of trading on the third Friday in October. No additions are made to the Indexes between annual reconstitutions.

Deletions

Shares of companies that are de-listed or acquired by a company outside of the Indexes are deleted from the Index and the weights of the remaining components are adjusted proportionately to reflect the change in composition of the Index. For the dividend indexes, a component company that cancels its dividend payment is deleted from the Index and the weights of the remaining components are adjusted proportionately to reflect the change in the composition of the Index. A component company that files for bankruptcy is deleted from the Index and the weights of the remaining components are adjusted proportionately to reflect the change in the composition of the Index. If a component company is acquired by another company in the Index for stock, the acquiring company’s shares and weight in the Index are adjusted to reflect the transaction after the close of trading on the day prior to the execution date.7 Component companies that reclassify their shares (i.e. that convert multiple share classes into a single share class) remain in the Index, although index shares are adjusted to reflect the reclassification.

[7]

Companies being acquired will be deleted from the WisdomTree indexes immediately before the effective date of the acquisition or upon notice of a suspension of trading in the stock of the company that is being acquired. In cases where an effective date is not publicly announced in advance, or where a notice of suspension of trading in connection with an acquisition is not announced in advance, WisdomTree reserves the right to delete the company being acquired based on best available market information

3.2.	Spin-Offs and IPOs

Should a company be spun-off from an existing component company and pay a regular cash dividend, it is not allowed into the indexes until the next annual reconstitution, provided it meets all other inclusion requirements. Spin-off shares of publicly traded companies that are included in the same indexes as their parent company are increased to reflect the spin-off and the weights of the remaining components are adjusted proportionately to reflect the change in the composition of the Index. Companies that go public in an Initial Public Offering (IPO) and that pay regular cash dividends and that meet all other Index inclusion requirements must wait until the next annual reconstitution to be included in the Index.

4.	Index Divisor Adjustments

Changes in the Index’s market capitalization due to changes in composition, weighting or corporate actions result in a divisor change to maintain the Index’s continuity. By adjusting the divisor, the Index value retains its continuity before and after the event. Corporate actions that require divisor adjustments will be implemented prior to the opening of trading on the effective date. In certain instances where information is incomplete, or the completion of an event is announced too late to be implemented prior to the ex-date, the implementation will occur as of the close of the following day or as soon as practicable thereafter. For corporate actions not described herein, or combinations of different types of corporate events and other exceptional cases, WisdomTree reserves the right to determine the appropriate implementation method.

Companies that are acquired, de-listed, file for bankruptcy, re-incorporate outside of a defined domicile or that cancel their dividends, (applicable to Dividend Indexes only), in the intervening weeks between the Screening Date and the Reconstitution Date are not included in the Indexes, and the weights of the remaining components are adjusted accordingly.

5.	Selection Parameters

Selection parameters for the Indexes are defined in section 2.1. Companies that pass the selection criteria as of the Screening Date are included in the Indexes. The component companies are assigned weights in the Indexes as defined in section 2.4., and annual reconstitution of the Indexes takes effect as defined in section 3.1.